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COMPUTATION OF PER SHARE EARNINGS                              EXHIBIT 11


The computation of primary earnings per share is as follows:


                                   Three Months Ended
                                      December 31,
                                   ------------------
                                    1996       1995
                                    ----       ----
Weighted average shares
outstanding                      4,802,762  5,183,259


Add equivalent shares for
stock options (a)                  899,922    892,834
                                 ---------  ---------
Average shares outstanding for
computation of primary earnings
per share                        5,702,684  6,076,093
                                 =========  =========

Income from continuing
operations                      $  682,000 $  883,000
                                ========== ==========

Net Income                      $  682,000 $  890,000
                                ========== ==========



PRIMARY EARNINGS PER COMMON SHARE:

From continuing operations          $  .12     $  .15
                                    ======     ======

Net Income                          $  .12     $  .15
                                    ======     ======





(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.












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